January 24, 2017

Northern Lights Fund Trust III

17605 Wright Street, Suite 2

Omaha, Nebraska 68130

Re:       Northern Lights Fund Trust III - File Nos. 333-178833 and 811-22655

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 263 to the Northern Lights Fund Trust III Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 273 under the Securities Act of 1933 (Amendment No. 276 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine

THOMPSON HINE LLP